Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES REPORTS THIRD QUARTER RESULTS AND ANNOUNCES RESTATEMENT OF FINANCIAL STATEMENTS

Monett, MO, May 6, 2015 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced third quarter fiscal 2015 results and that previously filed financial statements will be restated due to the thorough review of revenue recognition practices as described in more detail below.  The Company will restate certain previously filed financial statements and defer to future periods revenue and related direct costs previously recognized.  The restatement is expected to result in deferral of approximately $172 million in gross revenue to periods beyond June 30, 2014 and a retained earnings impact of $71 million.  The restatement only pertains to the timing of revenue recognition and does not impact cumulative total revenue under contract or cumulative cash flow from operations.
Financial Highlights for the Third Quarter Ended March 31, 2015:
The Company reported a 6% increase in total revenue, an increase of 12% in gross profit and a 19% increase in net income over the third quarter of fiscal 2014. For the first nine months of fiscal 2015, revenue increased 8%, with an increase of 9% in gross profit and an increase of 12% in net income compared to last year. For comparison purposes, we also are providing results under our previous accounting. For the third fiscal quarter, the Company's total revenue under previous accounting increased 7%, gross profit under previous accounting increased by 12%, and net income under previous accounting increased 18%. For the first nine months of fiscal 2015, revenue under previous accounting increased 7%, with an increase of 8% in gross profit and an increase of 11% in net income compared to last year, both under previous accounting.
For the quarter ended March 31, 2015, the company generated total revenue of $309.7 million compared to $291.4 million in the same quarter a year ago. Gross profit increased to $131.8 million from $117.4 million in the third quarter of last fiscal year. Net income in the current quarter was $50.7 million, or $0.63 per diluted share, compared to $42.6 million, or $0.50 per diluted share in the same quarter a year ago. For the quarter ended March 31, 2015, the Company had total revenue, as historically reported, of $321.6 million compared to $300.9 million in the same quarter a year ago. Previous accounting gross profit increased to $139.3 million from $124.5 million in the third quarter of last year. Previous accounting net income in the current quarter was $55.0 million or $0.68 per diluted share, compared to $46.8 million or $0.55 per diluted share in the same quarter a year ago.
For the nine months ended March 31, 2015, total revenue of $922.5 million was generated compared to $858.0 million in the first nine months of fiscal 2014. Gross profit increased to $389.4 million compared to $357.7 million during the same period last fiscal year. Net income for the nine months of fiscal 2015 totaled $150.7 million, or $1.84 per diluted share, compared to $134.2 million, or $1.56 per diluted share for the same nine months in fiscal 2014. For the nine months ended March 31, 2015, the Company had total revenue of $965.8 million under previous accounting compared to $899.1 million in the same nine months last fiscal year. Gross profit under previous accounting increased to $418.0 million from $386.1 million during the same period last year. Net income under previous accounting for the first nine months of this fiscal year was $167.1 million or $2.04 per diluted share, compared to $150.5 million or $1.76 per diluted share in the same period a year ago.
“We are pleased to conclude this very technical accounting review,” said Jack Prim, Chairman and CEO. “Throughout the review, our management and associates have remained focused on our business and have maintained our high level of service for our customers.  Our company continues to perform well in all aspects and deliver solid financial results.”
Summary Financial Data
The summary financial data below shows results as historically reported compared to the restated results. As the review of revenue recognition is being finalized, these numbers are subject to adjustment.

JKHY Third Quarter Net Income Increases 19%
May 6, 2015

Summary Financial Data (Unaudited)

(in Thousands, Except Share Data)	Three Months Ended March 31		% Change	Nine Months Ended March 31,		% Change
	2015	2014		2015	2014

Revenue (As Restated)	$309,709	$291,434	6%	$922,477	$858,007	8%
Revenue (Previous Accounting)	$321,614	$300,929	7%	$965,812	$899,114	7%

Operating Income (As Restated)	$77,202	$64,541	20%	$228,490	$205,411	11%
Operating Income (Previous Accounting)	$84,224	$71,382	18%	$255,486	$232,199	10%

Net Income (As Restated)	$50,711	$42,606	19%	$150,679	$134,188	12%
Net Income (Previous Accounting)	$55,021	$46,756	18%	$167,145	$150,527	11%

EPS - diluted (As Restated)	$0.63	$0.50	26%	$1.84	$1.56	18%
EPS - diluted (Previous Accounting)	$0.68	$0.55	24%	$2.04	$1.76	16%
Because we have determined there were errors in our previous accounting, we have included a reconciliation of our financial measures under previous accounting to the restated results in the financial tables of this press release.
Operating Results (As Restated)
According to Kevin Williams, CFO, “the restatement of revenue affected license revenue, in-house implementation services and in-house maintenance services. These amounts are now bundled as a single item within the Support and Services line of revenue. In our future filings, we will disclose this bundled line of revenue in Management's Discussion and Analysis (“MDA”).
License revenue was $0.6 million in the third quarter of both the current and prior fiscal years. Support and service revenue increased 8% to $296.9 million, or 96% of total revenue in the third quarter of fiscal 2015 from $276.1 million, or 95% of total revenue for the same period a year ago. Hardware sales in the third quarter of fiscal 2015 decreased 17% to $12.2 million, or 4% of total revenue, from $14.7 million, or 5% of total revenue in the third quarter of last fiscal year.
License revenue was $1.6 million for the nine months ended March 31, 2015 for both the current and prior fiscal years. There was growth in support and service revenue of 9% year-to-date, expanding to $882.0 million in the first nine months of fiscal 2015 from $812.0 million for the same period a year ago. Support and service as a percentage of total revenue increased to 96% of fiscal 2015 year-to-date revenue from 95% last year. Hardware sales in the first nine months of fiscal 2015 decreased 12% to $38.9 million, or 4% of total revenue, from $44.4 million, or 5% of total revenue, in the same period last year.
Cost of sales for the third quarter increased 2% to $177.9 million from $174.1 million in the third quarter of fiscal 2014. Gross profit increased 12% to $131.8 million for the third quarter this fiscal year from $117.4 million last year. Gross margin was 43% in the third quarter compared to 40% in the same quarter last year.
Cost of sales for the nine months ended March 31, 2015 increased 7%, to $533.0 million from $500.3 million for the same period ended March 31, 2014. Gross profit for the first nine months of fiscal 2015 increased 9% to $389.4 million compared to $357.7 million last year. Gross margin was 42% for both of the nine month periods ended March 31, 2015 and March 31, 2014.
Gross margin on license revenue was 50% for the third quarter of fiscal 2015, decreasing from 62% in the same period of fiscal 2014. Support and service gross margin was 43% in the third quarter of fiscal 2015, increasing from 41% in the same three months of fiscal 2014. Hardware gross margins remained consistent at 25% in both fiscal years.
Gross margin on license was 36% for the nine months ended March 31, 2015, decreasing from 53% for the nine months ended March 31, 2014. The support and service gross margin was 43% for both year-to-date periods ending March 31, 2015 and March 31, 2014. Year-to-date hardware gross margins increased from 26% in the nine months ended March 31, 2014 to 28% for the nine months ended March 31, 2015.
Operating expenses increased 3% in the third quarter of fiscal 2015 compared to the same quarter a year ago primarily due to increased headcount and related salaries. Selling and marketing expenses remained steady in the current year third quarter at$21.7 million, or 7% of total revenue, compared to $21.7 million, or 7% of prior year third quarter revenue. Research and development expenses were $17.5 million, or 6% of total revenue for the third quarter in fiscal 2015, and were also $17.5 million, or 6% of total revenue, for the third quarter in fiscal 2014. General and administrative costs increased 13% in the current year third quarter to $15.4 million, or 5% of total revenue, from $13.6 million, or 5% of total revenue, in the third quarter of fiscal 2014.
For the nine months ended March 31, 2015, operating expenses increased 6% to $160.9 million, compared to $152.3 million for the same period a year ago. Selling and marketing expenses increased 4% in the nine months ended March 31, 2015 to $65.5

JKHY Third Quarter Net Income Increases 19%
May 6, 2015

million from $63.0 million in the prior year, and remained at 7% of total revenue for both fiscal years. Research and development expenses increased 5% to $52.0 million, or 6% of total revenue, for fiscal 2015 year to date, from $49.3 million, or 6% of total revenue, last year. General and administrative costs increased 9% to $43.4 million in the first nine months of fiscal 2015, from $40.0 million for the same period a year ago, and was 5% of total revenue in both periods.
Operating income increased 20% to $77.2 million, or 25% of third quarter revenue, compared to $64.5 million, or 22% of revenue in the third quarter of fiscal 2014. Provision for income taxes increased 19% in the current third quarter compared to the same quarter in fiscal 2014 and is 33.8% of income before income taxes this quarter, consistent with 33.8% of income before income taxes for the same period in fiscal 2014. Second quarter net income totaled $50.7 million, or $0.63 per diluted share, compared to $42.6 million, or $0.50 per diluted share in the third quarter of fiscal 2014.
Operating income increased 11% to $228.5 million for the first nine months of fiscal 2015 compared to $205.4 million for the same period a year ago. Year to date operating income was 25% of total revenue in the first nine months of fiscal 2015, compared to 24% in the previous fiscal year. Provision for income taxes as a percentage of income before income taxes decreased to 33.7% year to date in fiscal 2015 from 34.5% year to date in fiscal 2014. Net income for the nine month period totaled $150.7 million for fiscal 2015, or $1.84 per diluted share, compared to $134.2 million, or $1.56 per diluted share, for fiscal 2014.
Balance Sheet and Cash Flow Review
At March 31, 2015, cash and cash equivalents increased to $52.8 million from $52.2 million at March 31, 2014. Trade receivables decreased to $137.4 million from $140.0 million a year ago. Current and long term debt increased from $15.5 million a year ago to $77.4 million at March 31, 2015. Deferred revenue increased to $370.5 million at March 31, 2015, compared to $329.8 million a year ago. Stockholders' equity decreased 8% to $956.6 million at March 31, 2015, compared to $1,041.8 million a year ago.
Cash provided by operations totaled $181.6 million in the current year compared to $161.4 million last year. The following table summarizes net cash (in thousands) from operating activities:

	Nine Months Ended March 31,
	2015	2014
Net income	$150,679	$134,188
Non-cash expenses	86,845	73,851
Change in receivables	86,626	91,529
Change in deferred revenue	(120,941)	(110,224)
Change in other assets and liabilities	(21,623)	(27,907)
Net cash provided by operating activities	$181,586	$161,437
Cash used in investing activities for fiscal 2015 of $94.3 million included capital expenditures of $35.9 million, capitalized software development of $56.5 million, and $10.3 million for internal use software, partially offset by $8.3 million proceeds from the sale of assets, mainly related to the TeleWeb suite of Internet and mobile banking software products to Data Center Inc. (DCI). Cash used in investing activities for the first nine months of fiscal 2014 of $106.1 million and included capital expenditure of $27.7 million, capitalized software development of $44.5 million. Other uses of cash included $27.9 million for the acquisition of Banno and $11.4 million for internal use software, partially offset by $5.4 million proceeds from the sale of assets.
During fiscal 2015, net cash used in financing activities for the current fiscal year is $104.8 million and included $112.8 million for the purchase of treasury shares, payment of dividends of $56.2 million, and a $0.2 million net cash outflow from the issuance of stock and tax related to stock-based compensation, offset by $70.0 million of borrowings on our revolving credit facility. Net cash used in financing activities for the prior fiscal year was $131.0 million and included payment of dividends of $52.8 million, repayments on our credit facilities of $15.6 million, partially offset by $0.3 million net proceeds from the issuance of stock and tax related to stock-based compensation.
Restatement of Previously Filed Financial Statements
On May 6, 2015, the Audit Committee of its Board of Directors, after consultation with Deloitte & Touche LLP ("Deloitte"), the company's independent registered public accounting firm, concluded that the company's previously issued financial statements for the years ended June 30, 2014, 2013 and 2012, filed on Form 10-K on August 27, 2014 (the "Previously Filed Form 10-K"), and the associated report of independent registered public accounting firm and the interim period financial statements filed on Form 10-Q on November 5, 2014 (the "Previously Filed Form 10-Q") for the quarter ended September 30, 2014 should no longer be relied upon due to misstatements in recognized revenue and direct related expenses for multiple element contracts, including certain of the company's in-house Software License Maintenance and Service Agreements, primarily due to the lack of Vendor Specific Objective Evidence of fair value (VSOE) of certain elements of these multi-element contracts. As a result of this determination, the company plans to amend its Previously Filed Form 10-K and Previously Filed Form 10-Q to restate its consolidated financial statements included therein.
The restatement described above will result in a decrease in revenue and net income cumulatively over the period with a decrease in retained earnings and deferred tax liabilities, with an increase in prepaid direct costs and current and long-term deferred revenue as of June 30, 2014, 2013 and 2012, and for the quarter ended September 30, 2014.

JKHY Third Quarter Net Income Increases 19%
May 6, 2015

As a result of the restatement, the Company's management has also concluded that the Company's internal control over financial reporting and disclosure controls and procedures were not effective as of June 30, 2014 due to a material weakness. Accordingly, Management's Report on Internal Control Over Financial Reporting and report of independent registered public accounting firm should no longer be relied upon. Additionally, the Company's disclosure controls and procedures were not effective as of September 30, 2014. The Company will amend its Previously Filed Form 10-K to (i) revise management's conclusions regarding the effectiveness of the Company's disclosure controls and procedures and internal control over financial reporting as of June 30, 2014 and (ii) revise the opinion of Deloitte regarding the effectiveness of the Company's internal control over financial reporting as of June 30, 2014 and will also amend its Previously Filed Form 10-Q to reflect management's revised conclusion regarding the effectiveness of the Company's disclosure controls and procedures.
The Company intends to amend its Form 10-K for the year ended June 30, 2014, amend its Form 10-Q for the quarter ended September 30, 2014, and file its Form 10-Q for the quarters ended December 31, 2014 and March 31, 2015, as soon as reasonably practicable.
About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of computer systems and electronic payment solutions primarily for financial services organizations. Its technology solutions serve almost 11,300 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking™ supports banks ranging from community banks to multi-billion dollar institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com. The company will hold a conference call on May 7, 2015; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.
Forward-Looking Statements
Statements made in this news release that are not historical facts are forward-looking information. Forward-looking information includes statements regarding the Company's intent to restate its financial statements and the Company's intent to file the restated financial statements as soon as practicable. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. These factors include the possibility that our restatement of our financial statements could have unanticipated consequences. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information. The Company undertakes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those reflected in the forward-looking statements.

JKHY Third Quarter Net Income Increases 19%
May 6, 2015

Condensed Consolidated Statements of Income As Restated (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2015	2014		2015	2014
REVENUE
License	$569	$603	(6)%	$1,563	$1,610	(3)%
Support and service	296,896	276,100	8%	882,017	811,972	9%
Hardware	12,244	14,731	(17)%	38,897	44,425	(12)%
Total	309,709	291,434	6%	922,477	858,007	8%
COST OF SALES
Cost of license	285	227	26%	1,002	760	32%
Cost of support and service	168,457	162,824	3%	503,925	466,749	8%
Cost of hardware	9,152	11,008	(17)%	28,111	32,816	(14)%
Total	177,894	174,059	2%	533,038	500,325	7%
GROSS PROFIT	131,815	117,375	12%	389,439	357,682	9%
Gross Profit Margin	43%	40%		42%	42%
OPERATING EXPENSES
Selling and marketing	21,674	21,719	—%	65,512	62,960	4%
Research and development	17,522	17,485	—%	51,995	49,300	5%
General and administrative	15,417	13,630	13%	43,442	40,011	9%
Total	54,613	52,834	3%	160,949	152,271	6%
OPERATING INCOME	77,202	64,541	20%	228,490	205,411	11%
INTEREST INCOME (EXPENSE)
Interest income	14	65	(78)%	62	288	(78)%
Interest expense	(651)	(243)	168%	(1,217)	(752)	62%
Total	(637)	(178)	258%	(1,155)	(464)	149%
INCOME BEFORE INCOME TAXES	76,565	64,363	19%	227,335	204,947	11%
PROVISION FOR INCOME TAXES	25,854	21,757	19%	76,656	70,759	8%
NET INCOME	$50,711	$42,606	19%	$150,679	$134,188	12%
Diluted net income per share	$0.63	$0.50		$1.84	$1.56
Diluted weighted average shares outstanding	81,094	85,467		81,773	85,769

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				March 31,		% Change
				2015	2014
Cash and cash equivalents				$52,800	$52,244	1%
Receivables				137,415	140,010	(2)%
Total assets				1,618,140	1,572,022	3%

Accounts payable and accrued expenses				$71,502	$65,235	10%
Current and long term debt				77,447	15,454	401%
Deferred revenue				370,471	329,847	12%
Stockholders' Equity				956,610	1,041,847	(8)%

JKHY Third Quarter Net Income Increases 19%
May 6, 2015

As Restated to Previous Accounting (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014
	As Restated	Adjustment	Previous Accounting	As Restated	Adjustment	Previous Accounting

Revenue	$309,709	$11,905	$321,614	$291,434	$9,495	$300,929

Operating Income	$77,202	$7,022	$84,224	$64,541	$6,841	$71,382

Net Income	$50,711	$4,310	$55,021	$42,606	$4,150	$46,756

Diluted net income per share	$0.63	$0.05	$0.68	$0.50	$0.05	$0.55

	Nine Months Ended March 31, 2015			Nine Months Ended March 31, 2014
	As Restated	Adjustment	Previous Accounting	As Restated	Adjustment	Previous Accounting

Revenue	$922,477	$43,335	$965,812	$858,007	$41,107	$899,114

Operating Income	$228,490	$26,996	$255,486	$205,411	$26,788	$232,199

Net Income	$150,679	$16,466	$167,145	$134,188	$16,339	$150,527

Diluted net income per share	$1.84	$0.20	$2.04	$1.56	$0.19	$1.76